EX-4.4 4 FORM OF UNIT CERTIFICATE

EXHIBIT 4.4

UNIT CERTIFICATE

No. AMSRU–	___________	Units

AMSTAR INTERNATIONAL, INC.
ORGANIZED UNDER THE LAWS OF THE STATE OF NEVADA

EACH UNIT CONSISTING OF ONE SHARE OF AMSTAR COMMON STOCK, ($0.001 PAR VALUE); TWO REDEEMABLE CLASS A WARRANTS, EACH EXERCISABLE FOR ONE SHARE OF COMMON STOCK AT AN EXERCISE PRICE OF $2.00; AND FOUR REDEEMABLE CLASS B WARRANTS, EACH EXERCISABLE FOR ONE SHARE OF COMMON STOCK AT AN EXERCISE PRICE OF $3.00.

CUSIP ____________

THIS CERTIFIES THAT  _____________________________, or registered assigns (the “Registered Holder”) is the owner of the number of Units specified above, each of which consists of one share of AmStar common stock, ($0.001 par value); two Redeemable Class A Warrants, each exercisable for one share of common stock at an exercise price of $2.00; and four Redeemable Class B Warrants, each exercisable for one share of common stock at an exercise price of $3.00 (collectively, the “Warrants”). The securities evidenced by this certificate are immediately detachable and the Units may separate into shares of Common Stock and Warrants. Until the securities are detached, securities may be combined, exchanged or transferred only as Units. The shares of Common Stock and the Warrants comprising the Units shall be separately tradable commencing on the first day after the Separation Time on which The OTC Bulletin Board Market is open for trading. The Warrants comprising part of the Units are issued under and pursuant to a certain Warrant Agreement dated as of ___________________, 2004 (the “Warrant Agreement”), between Amstar International, Inc. and Securities Transfer Corporation, as Warrant Agent (the “Warrant Agent”), and are subject to the terms and provisions contained therein and on the face of the certificates covered thereby, to all of which terms and provisions the holder of this Unit Certificate consents by acceptance hereof. The Warrant Agreement provides for adjustment in the number of shares of Common Stock to be delivered upon the exercise of Warrants evidenced hereby and to the exercise price of such Warrants in certain events therein set forth. Subject to the foregoing, the number of Redeemable Class A Common Stock Purchase Warrants, Redeemable Class B Common Stock Purchase Warrants, and the number of shares of Common Stock comprising the Units are equal.

Copies of the Warrant Agreement are available for inspection at the stock transfer office of the Warrant Agent and Registrar or may be obtained upon written request addressed to Amstar International, Inc. at 10851 Scarsdale Boulevard, Suite 800, Houston, TX 77089, Attention: Chief Financial Officer.

           This Unit Certificate is not valid unless countersigned by the Warrant Agent and Registrar of the Company.

           IN WITNESS WHEREOF, Amstar International, Inc. has caused this Unit Certificate to be duly executed manually or in facsimile by two of its officers thereunto duly authorized.

Dated:

AMSTAR INTERNATIONAL, INC.

By:
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President

Attest:
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Secretary

Countersigned

Transfer Online, Inc.
317 S W Alder Street, 2d Floor
Portland, OR 97204

By:
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Authorized Signature